Exhibit 10.1

SERVICE AGREEMENT

THIS AGREEMENT made this 6th day of April 2020 (the “Effective Date”).

BETWEEN:

Slinger Bag Inc., a Nevada company

(the “Company”)

AND:

Mike Ballardie, an individual residing at Squires Gate, College Drive, Thames Ditton, Surrey KT? 0LB, UK

(the “Executive”)

A. The Company has offered the Executive the position of Chief Executive Officer of the Company.

B. The Company and the Executive wish to formally record the terms and conditions upon which the Executive will be hired by and serve as chief executive officer of the Company.

C. Each of the Company and the Executive has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

CONTRACT FOR SERVICES

1.1	Engagement the Executive as Chief Executive Officer. (a) The Company hereby agrees to hire the Executive as Chief Executive Officer in accordance with the terms and provisions hereof.

(i)	Term. Unless terminated earlier in accordance with the provisions hereof, this Agreement will commence on the Effective Date and will continue for a period of five (5) years therefrom (the “Term”).

(b)	Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote the time, attention efforts to further the business and legal interests of the Company and utilize his professional skills and care during the Term.

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1.2	Duties: The Executive’s services hereunder will be provided on the basis of the following terms and conditions:

(a)	Reporting directly to the Board of Directors (the “Board”) of the Company, the Executive will serve as the Company’s Chief Executive Officer and President;

(b)	The Executive’s primary responsibilities include providing the strategic vision for the company, implementing the appropriate company structure, defining the core business objectives, making major corporate decisions, directing and managing the overall operations and resources of the Company, acting as the main point of communication between the Board and corporate operations and being the public face of the Company, in each case subject to, and in accordance with, applicable laws and regulations.

(c)	The Executive will faithfully, honestly and diligently serve the Company, co-operate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably. The Executive will provide any other services not specifically mentioned herein, but, which by reason of the Executive’s capability, the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained at all times.

(d)	The Executive will assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board.

(e)	The Executive will report the results of his duties hereunder to the Board as it may request from time to time.

Article 2

COMPENSATION

2.1	Remuneration.

(a)	The Executive’s monthly gross base salary shall be US $30,000 (together with any increases thereto as hereinafter provided, the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. All monthly payments of Base Salary shall be paid in arrears within the last five days of each calendar month.

(b)	The Executive agrees to defer $10,000 per month of his base salary (the “Deferred Amount”) until the latter of the business reaching $10 million in cumulative revenues or the end of 2020. On either of the above options being reached, the Company will promptly transfer the Deferred Amount to the Executive in full.

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The Base Salary may be increased by the Board from time to time during the Term, but shall be reviewed by the Board at least annually. Starting in the second year of this Agreement, Executive’s monthly base salary shall be increased in accordance with industry standard compensation for chief executive officers so long as the Company has completed a capital raise or has the cash flow available to do so.

(c)	To the extent that the Company does not have sufficient funds to pay Executive his Base Salary, the Executive agrees that he shall defer the aggregate unpaid amount (the “Deferral Amount”) which will be registered in the Company’s books as a loan given to the Company by the Executive. As and when the Company has additional funds from any source, the Company will pay as much of Executive’s Base Salary as possible. So long as any amount of the Executive’s Base Salary remains unpaid, the Executive will have the option to convert such amount, or part of it into shares of the Company at the average trading price of the 10 days prior to the date of the request by the Executive to exercise this option. This option will survive the Term of this agreement.

(d)	The Company shall also issue Executive as soon as reasonably practicable shares of common stock equal to ten percent (10%) of the outstanding shares of its common stock on a fully issued, converted and diluted basis. The Company agrees to bear all costs and fees to be charged by the Company’s transfer agent in respect of such shares. The term “on a fully issued, converted and diluted basis” means that to the extent that there are outstanding any notes, preferred shares, options, warrants or other securities that are convertible into shares of common stock (collectively, “Convertible Securities”), then the number of shares of common stock outstanding shall include 100% of the shares of common stock into which the Convertible Securities are convertible.

(e)	The Executive shall be eligible to participate in employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, group medical, dental and vision cover, life and permanent disability insurance, monthly car allowance, pension contributions of a minimum of 10% of the gross monthly salary and flexible-spending account plans (whether in existence as at the date hereof or to be established in the future). In the alternative the Company, at its sole discretion, having considered the suitability of Company benefits for the Executive, will provide the employee with a cash benefits allowance of not less than $7,500 gross per month to procure his own benefits, including without limitation private medical, dental and vision cover, life and permannt disability insurance, car allowance and pension provision.

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(f)	On the earlier of the Company’s cumulative revenues reaching $10 million (including, for the avoidance of doubt, revenue to be received by the Company in respect of orders for the Company’s products) or on 31 March 2021, the Executive will receive a one-time payment of $385,000 in cash or, at Executive’s option, $385,000 in shares of the Company with the shares to be valued at their fair market value at the date of issuance.

(g)	Holidays: The Executive is eligible to take 25 holiday days per year exclusive of all UK public holidays. The company’s’ Holiday year will run from 1 January to 31 December and Holidays not used in any given year cannot be carried over to the following year without express permission of the Board.

(h)	In addition to the foregoing, the Company will grant the Executive additional compensation in the form of cash or shares in cases of extraordinary contribution by him to the benefit of the Company as the Board of Directors of the Company will decide.

(i)	The Executive’s position with the Company requires a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive. Therefore, the Executive will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement. The Executive has other business interests and, as such, shall be permitted to spend such time as the Executive deems necessary or expedient on such interests, so long as there is no adverse material impact on the Executive’s performance of his obligations hereunder.

2.2	Incentive Plans. The Executive will be entitled to participate in any bonus plan or incentive compensation plans as approved by the company from time-to-time. The Executives bonus payment level will be set at a minimum of 50% of the annual gross base salary.

2.3	Company equity or option plans. The Executive will be entitled to participate in any equity or option plan adopted for its directors, officers or employees by the Company.

2.4	Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive in connection with his duties. This includes, but is not limited to, payments of expenses incurred when traveling abroad and others.

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Article 3

INSURANCE AND BENEFITS

3.1	Liability Insurance Indemnification. The Company will insure the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

Article 4

CONFIDENTIALITY AND NON-COMPETITION

4.1	Maintenance of Confidential Information.

(a)	The Executive acknowledges that, in the course of performing his obligations hereunder, the Executive will, either directly or indirectly, have access to and be entrusted with confidential information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the “Confidential Information”).

(b)	The Executive acknowledges that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees that, as long as he works for the Company, the Executive will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

(c)	The Executive agrees that, upon termination of his services for the Company, he will immediately surrender to the Company all Company Confidential Information then in his possession or under his control.

4.2	Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Company’s Confidential Information; or

(d)	is compelled by applicable law or regulation to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides commercially reasonable assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure

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Article 5

TERMINATION

5.1	Termination of Employment. The Executive’s employment may be terminated only as follows:

(a)	Termination by the Company

(i)	For Cause: The Company may terminate the Executive’s employment for Cause.

(ii)	Without Cause: The Company may terminate Executive’s employment at any time by giving Executive 180 days prior written Notice of the termination. In such a case,100% of the Executive’s unvested stock and option compensation of any nature will vest without any further action required on the part of the Executive or the Company and the Company will deliver to the order of the Executive promptly, upon receipt of a written demand of the Executive, such shares of common stock or options at its sole expense as become due to Executive hereunder. The Executive’s right to receive compensation whether in cash or securities shall survive any termination of this Agreement Without Cause.

(b)	Termination by the Executive

(i)	For Good Reason. The Executive may terminate the Executive’s employment with the Company for Good Reason.

(ii)	Without Good Reason. The Executive may voluntarily terminate the Executive’s employment with the Company at any time by giving the Company 180 days prior written Notice of the termination.

(c)	Termination Upon Death or Disability

(i)	Death. The Executive’s employment shall terminate upon the Executive’s death.

(ii)	Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability by giving not less than 180 days’ prior written Notice of the termination to the Executive.

(d)	For the purpose of this Article 5, “Cause” means:

(i)	Breach of Agreement. Executive’s material breach of Executive’s obligations of this Agreement, not cured after 30 days’ Notice from the Company.

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(ii)	Gross Negligence. Executive’s gross negligence in the performance of Executive’s duties.

(iii)	Crimes and Dishonesty. Executive’s conviction of or plea guilty to any crime involving, dishonesty, fraud or moral turpitude.

(iv)	In the event of termination of this agreement for Cause, the Company may terminate the Executive’s employment after 30 days’ Notice.

(e)	For the purpose of this Article 5, “Good Reason” means:

(i)	Breach of Agreement. The Company’s material breach of this Agreement, which breach has not been cured by the Company within 30 days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Executive.

(ii)	Non-Payment. The failure of the Company to pay any amount due to Executive hereunder, which failure persists for 30 days after written notice of such failure has been received by the Company.

(iii)	Change of Responsibilities/Compensation. Any material reduction in Executive’s title or a material reduction in Executive’s duties or responsibilities or any material adverse change in Executive’s Base Salary or any material adverse change in Executive’s benefits.

(iv)	Change of Location. Any relocation of the premises at which Executive works to a location more than 20 kilometers from such location, without Executive’s consent.

(f)	It is agreed that in the event of termination of this agreement if the Company decides that the Executive’s services are not needed during the termination period, the Company will continue to be responsible for paying Base Salary, providing his benefits (or a cash allowance in lieu) and equity compensation as defined in Article 2 of this Agreement for the entire termination period. Neither the Company, nor the Executive will be entitled to any notice, or payment in excess of that specified in this Article 5.

(g)	Upon the termination (whether for cause, disability, death, without cause, for good reason or without good reason), the Company shall pay to Executive within 30 days of the termination date (i) any accrued but unpaid Base Salary for services rendered as of the date of termination, (ii) (if applicable) any accrued but unpaid vacation pay, (iii) the business expenses reasonably incurred by the Executive up to the date of termination or resignation and properly reimbursable, and (iv) payment of any cash allowance for benefits, in each case less any applicable deductions or withholdings required by law.

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Section 5.2 Termination for Cause, Disability or Death

In the event that this Agreement and the Executive’s employment with the Company is terminated for Cause, the Company shall provide the Executive written notice thereof and Executive shall be entitled only to the amounts specified in Section 5.1 plus all vested common or preferred shares and, if applicable options and warrants.

Section 5.3 Termination without Cause or For Good Reason

In the event this Agreement and the Executive’s employment with the Company is terminated by the Company without Cause (other than for death or Disability) or by the Executive For Good Reason, then in addition to the amounts specified in Section 5.1 and subject to the Executive’s execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Company and anyone connected with it in form acceptable to the Company, the Executive shall be entitled to receive, and the Company shall pay the Executive an amount in lieu of Base Salary and benefits (less statutory deductions and withholdings) that would have accrued to the Executive for the greater of (a) the unexpired portion of the Term of this Agreement or (b) two (2) years, in a single lump sum, paid in full within 30 days of the termination date. Further, Executive shall be entitled to all vested common or preferred shares and, if applicable, options and warrants with vesting continuing for 12 months following termination as applicable.

Article 6

MUTUAL REPRESENTATIONS

6.1	The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and

(b)	do not require the consent of any person or entity.

6.2	The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound; and

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(b)	do not require the consent of any person of entity.

6.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

Article 7

NOTICES

7.1	Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Slinger Bag Inc.

To be provided under separate cover within three days after the date hereof; in the event that Executive does not receive notice of address within such period, then Executive shall be entitled to send any notice to any email address of the Company known to Executive and the sending of any such notice shall constitute receipt of notice whether the Company receives such notice or not.

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company or mike.ballardie@slingerbag.com and his personal email address made known by the Executive to the Company from time to time.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

Article 8 GENERAL

8.1	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

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8.2	Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

8.3	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

8.4	Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, it is agreed that in the event that the Company participates in a merger, acquisition, restructuring, reorganization or other transaction in which the Company is merged into, sold to or otherwise becomes part of or owned by another company or entity, this Agreement will remain in force and be binding on any such successor, surviving or acquiring company or entity.

8.5	The Company acknowledges and agrees that the Executive may submit to the Company invoices from a company that employs him in lieu of invoices on his name. The Executive confirms that any such invoice will replace his own invoice and he agrees that his fees will be paid by the Company to third parties provided that it is done as per his instructions to the Company.

8.6	Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

8.7	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

8.8	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.9	Time. Time is of the essence in this Agreement.

8.10

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of New York. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable New York state or federal court.

8.11	This Agreement (including all Annexes thereto) constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to this matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Slinger Bag Inc.

/s/ Mike Ballardie

Agreed and accepted:

/s/ Mike Ballardie

Executive

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